Exhibit M

PGE         Portland General Electric Company
            121 SW Salmon Street, Portland, Oregon 97204


                                                     June 14, 2004

                                                     VPN-020-2004

                                                     Trojan Nuclear Plant/ISFSI
                                                     Docket Nos. 50-344/72-17
                                                     License Nos. NPF-l/SNM-2509

                                                     10 CFR ss. 50.80
                                                     10 CFR ss. 72.50

ATTN:  Document Control Desk
U. S. Nuclear Regulatory Commission
Washington, DC 20555-0001

ATTN:  Document Control Desk
Director, Spent Fuel Project Office
Office of Nuclear Material Safety and Safeguards
U. S. Nuclear Regulatory Commission
Washington, DC 20555-0001

        Application for Consent to Indirect Transfer of Facility Licenses

     Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("AEA"), 42 U.S.C. 2234, and 10 CFR ss.ss. 50.80 and 72.50, Portland General Electric Company ("PGE"), acting on its own behalf and that of Oregon Electric Utility Company, LLC ("OEUC"), requests Nuclear Regulatory Commission ("NRC") consent to the acquisition of all the issued and outstanding common stock of PGE by OEUC. OEUC is an Oregon limited liability company formed for the sole purpose of holding the common stock ownership of PGE.\1

     PGE is the owner of a 67.5 percent interest in the Trojan Nuclear Plant ("TNP") and the Trojan ISFSI, both located on the west bank of the Columbia River in Columbia County, Oregon. On January 27, 1993, PGE notified the NRC of its decision to permanently cease power operations at the TNP. The TNP license was amended to a possession-only license on May 5, 1993, removing PGE's authority to operate the TNP reactor. On April 15, 1996, the NRC issued an order approving the TNP Decommissioning Plan and authorized the decommissioning of the TNP. In September 2003, the transfer of spent nuclear fuel from the

-----------------------
1 By PGE letter VPN-054-2001 dated December 6, 2001, as supplemented by letter VPN-013-2002 dated January 31, 2002, PGE requested NRC approval of the indirect transfer of its Trojan Nuclear Plant Facility Operation (Possession Only) License and Trojan Independent Spent Fuel Storage Installation ("the Trojan ISFSI") Materials License to NW Natural Holdco. The NRC granted approval of this indirect transfer by letter dated March 26, 2002 (Federal Register notice published at 67 FR 15618). By letter dated February 26, 2003 (VPN-015-2003), PGE formally notified the NRC that the proposed transfer to NW Natural Holdco was terminated.


                   Connecting People, Power and Possibilities

VPN-020-2004
June 14, 2004
Page 2 of 3
------------------


TNP Spent Fuel Pool to the Trojan ISFSI was completed. Radiological decommissioning of the TNP is currently nearing completion, with final survey activities supporting unrestricted release of the TNP site and license termination anticipated to be completed by the end of 2004.

     As described in the enclosed Application for Consent to Indirect Transfer of Facility Licenses ("Application"), on November 18, 2003, PGE's corporate parent Enron Corp. ("Enron") and OEUC entered into a definitive agreement (the "Transaction") under which OEUC will acquire all of the issued and outstanding common shares of PGE and will become the sole owner of PGE.

     PGE will continue to exist and will continue to serve as Licensee. The proposed transfer of PGE's stock to OEUC involves no change to any of the other ownership shares in the TNP and the Trojan ISFSI.\2 PGE will remain a licensee for both facilities with authority to possess and maintain the TNP. Operation of the TNP is not required because the plant is no longer in operation.

     The information included in the enclosed Application demonstrates that PGE will retain the requisite technical and financial qualifications under its licenses for the TNP and the Trojan ISFSI, and its ability to continue funding its share of the costs of decommissioning the TNP and, ultimately, the Trojan ISFSI. The Application also addresses foreign ownership and control considerations as required by the AEA.

     In summary, the proposed indirect license transfers will be consistent with the requirements set forth in the AEA, NRC regulations, and the relevant NRC licenses and orders. No physical changes will be made to the TNP or the Trojan ISFSI as a result of the proposed indirect transfer of the TNP or Trojan ISFSI licenses. The proposed license transfers will not involve any changes to the current TNP or Trojan ISFSI licensing bases, and will not have any adverse impact on the public health and safety or be inimical to the common defense and security.

     The date of completion of the proposed transfer will depend on the satisfaction of certain conditions precedent, including receipt of all required regulatory approvals from the NRC and other agencies. The approvals required include, among others, approvals by the Federal Energy Regulatory Commission ("FERC"), the Oregon Public Utility Commission ("OPUC"), the Securities and Exchange Commission ("SEC"), as well as the NRC.

     Consistent with the terms of the Transaction, PGE and OEUC anticipate closing on the transaction in the second half of 2004. Accordingly, the parties request that the NRC complete its review on a schedule to permit the issuance of the necessary consent order as promptly as possible, with a target date of October 1, 2004. The parties further request that the NRC's

-----------------------
2 PacifiCorp and the Eugene Water and Electric Board own the remaining 2.5 percent and 30 percent interests, respectively, in TNP and the Trojan ISFSI, but are not involved in the Transaction described herein.

VPN-020-2004
June 14, 2004
Page 3 of 3
------------------


consent be made effective immediately upon issuance, permitting the transfer to occur at any time within 12 months following the date of issuance of the NRC's consent, subject to extension for good cause shown. PGE will inform the NRC of any significant changes in the schedule.\3

     For purposes of answering questions concerning the enclosed application, please contact Douglas R. Nichols, General Counsel, Portland General Electric Company, Suite 1700, 121 SW Salmon St. Portland, OR 97204 (phone number 503-464-8402). Service of any comments, hearing requests, intervention petitions, or other filings should also be made to: Samuel Behrends IV, LeBoeuf, Lamb, Greene & McRae, 1875 Connecticut Ave., N.W., Suite 1200, Washington, DC 20009 (sbehrend@llgm.com) and Jay E. Silberg, Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037 (JaySilberg@shawpittman.com).

                                            Sincerely,

                                            /s/ Stephen M. Quennoz

                                            Stephen M. Quennoz
                                            Vice President, Generation

Enclosure: Application for Consent to Indirect Transfer of Facility Licenses

cc:     J. T. Buckley, NRC, NMSS
        R. S. Wood, NRC, NMSS
        C. M. Regan, NRC, NMSS, SFPO
        Director, DNMS, NRC Region IV
        David Stewart-Smith, ODOE
        Richard A. Ekleberry, TPG Partners III, L.P.
        Mitch Taylor, Enron Corp.
        David Koogler, Enron Corp.
        Owners Committee Representatives of BPA, PacifiCorp, and EWEB Michael L. Ryan, Cleary, Gottlieb, Steen & Hamilton
        David Leinwand, Cleary, Gottlieb, Steen & Hamilton
        Brian P. Leitch, Arnold & Porter
        Jay Tabor, Weil, Gotshal & Manges LLP
        Michael M. Morgan, Tonkon Torp


-----------------------
3 If the sale of the PGE stock to OEUC cannot be completed prior to December 31, 2004, Enron may, as an intermediate step, transfer the stock of PGE to a trust. It is anticipated that authority for the indirect license transfer resulting from Enron's transfer of the stock of PGE to a trust will be sought in a separate application to be filed with the NRC in the near future. Thus, the instant application seeks authority from the NRC for the transfer of the stock of PGE to OEUC either by Enron (if the Transaction is consummated by December 31, 2004) or by the trust (if the stock of PGE is transferred to such trust and the Transaction is consummated after December 31, 2004).

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                             )
                                             )
Portland General Electric Company            )        Docket Nos. 50-344
Trojan Nuclear Plant and                     )                     72-17
Trojan Independent Fuel Storage Installation )

                                   AFFIRMATION

     I, Stephen M. Quennoz, being duly sworn, hereby depose and state that I am Vice President, Generation of Portland General Electric Company ("PGE"); that I am duly authorized to file with the Nuclear Regulatory Commission the attached Application for Consent to Indirect Transfer of Licenses; that I am familiar with the content thereof; and that the matters set forth therein with regard to PGE are true and correct to the best of my knowledge and belief.

                                            /s/ Stephen M. Quennoz
                                            --------------------------
                                            Stephen M. Quennoz




STATE OF OREGON                  )
                                 )          ss:
MULTNOMAH COUNTY                 )

Subscribed and sworn to before me, a Notary Public in and for the State of Oregon, this 14th day of June, 2004.


                                                /s/ Bari H. Gilbert
OFFICIAL SEAL                                   ------------------------------
BARI H. GILBERT                                 NOTARY PUBLIC, State of Oregon
NOTARY PUBLIC-OREGON                            Commission Expires: 12/28/2004
COMMISSION NO. 341511
MY COMMISSION EXPIRES DEC. 28, 2004

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                             )
                                             )
Portland General Electric Company            )        Docket Nos. 50-344
Trojan Nuclear Plant and                     )                     72-17
Trojan Independent Fuel Storage Installation )

                                   AFFIRMATION

     I, Richard P. Schifter being duly sworn, hereby depose and state that I am Vice President, Oregon Electric Utility Company, LLC ("OEUC"); that I am duly authorized to file with the Nuclear Regulatory Commission the attached Application for Consent to Indirect Transfer of Licenses; that I am familiar with the content thereof; and that the matters set forth therein with regard to OEUC are true and correct to the best of my knowledge and belief.

                                            /s/ Richard P. Schifter
                                            --------------------------
                                            Richard P. Schifter



STATE OF California              )
                                 )
COUNTY San Francisco             )


Subscribed and sworn to before me, a Notary Public in and for the State of California, this 11th day of June, 2004.


         PREMA KEROLLIS                       /s/ Prema Kerollis
       Commission # 1296131                   ------------------------------
    Notary Public - California                NOTARY PUBLIC, State of California
       San Francisco County                   Commission Expires: 3/4/2005
My Commission Expires Mar. 4, 2005

Enclosure to VPN-020-2004
June 14, 2004
Page 1 of 21
-------------------------------


                           APPLICATION FOR CONSENT TO

                     INDIRECT TRANSFER OF FACILITY LICENSES

  I. INTRODUCTION

     Portland General Electric Company ("PGE") presently holds a 67.5 percent interest in the Trojan Nuclear Plant ("TNP") and the Trojan Independent Spent Fuel Storage Installation ("the Trojan ISFSI"), both located in Columbia County, Oregon. PGE is licensed to possess and maintain TNP in accordance with an operating (possession-only) license issued by the U.S. Nuclear Regulatory Commission ("NRC") on May 5, 1993. On November 18, 2003 Enron entered into a definitive agreement (the "Transaction") with Oregon Electric Utility Company, LLC ("OEUC") under which OEUC will acquire all issued and outstanding common stock of PGE.\1 Under Section 184 of the Atomic Energy Act ("AEA") and 10 C.F.R. ss.ss. 50.80 and 72.50, the proposed transaction involves an indirect transfer of PGE's licenses NPF-1 (for TNP) and SNM-2509 (for the Trojan ISFSI) and requires prior NRC approval. Accordingly, this Application seeks the necessary consent.

     If the sale of the PGE stock to OEUC cannot be completed prior to December 31, 2004, Enron may, as an intermediate step, transfer the stock of PGE to a trust. It is anticipated that authority for the indirect license transfer resulting from Enron's transfer of the stock of PGE to a trust will be sought in a separate application to be filed with the NRC in the near future. Thus,

-----------------------
1 There are currently three classes of PGE capital stock: common stock, preferred stock and Limited Voting Junior Preferred Stock. PGE currently has outstanding 42,758,877 shares of common stock, par value of $3.75 per share, all of which are owned by Enron. PGE currently has outstanding 279,727 shares of 7.75 percent Series Cumulative Preferred Stock, with no par value, which is publicly traded. PGE issued one share of a new class of Limited Voting Junior Preferred stock to an independent party on September 30, 2002 for the purpose of limiting PGE's right to commence any voluntary bankruptcy without the consent of the shareholder.

Enclosure to VPN-020-2004
June 14, 2004
Page 2 of 21
-------------------------------


the instant application seeks authority from the NRC for the transfer of the stock of PGE to OEUC either by Enron (if the Transaction is consummated by December 31, 2004) or by the trust (if the stock of PGE is transferred to such trust and the Transaction is consummated after December 31, 2004). Except for a change in the identity of the transferor of the licenses, the information contained herein remains valid in either case.

 II. PURPOSE OF THE LICENSE TRANSFERS AND NATURE OF THE TRANSACTION THAT MAKES THE TRANSFERS DESIRABLE

     PGE is a subsidiary of Enron Corp ("Enron"), which owns 100 percent of the voting stock of PGE, and is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").\2 Enron is currently in bankruptcy. PGE is an Oregon corporation engaged principally in the generation, transmission, distribution, and sale of electric energy in Oregon.

     PGE serves approximately 750,000 retail customers in Oregon. PGE is an "electric utility" as defined in the Commission's regulations at 10 CFR ss.
50.2. PGE also sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities under rate schedules approved by the FERC.

     PGE's utility operations are subject to regulation by the Oregon Public Utilities Commission ("OPUC") under Oregon law. Among other things, the OPUC regulates PGE's retail rates and charges, issuances of securities (other than short-term debt securities), services, facilities, classification of accounts, and transactions with affiliated interests.

-----------------------
2 In March 1997, the NRC approved the indirect transfer of control over PGE's licenses for TNP and the Trojan ISFSI to Enron resulting from a merger between Enron and Portland General Corporation, PGE's parent company prior to the merger. See 62 Fed. Reg. 11934 (1997). PGE informed the NRC of the consummation of this merger by letter dated July 8, 1997 (VPN-051-97).

Enclosure to VPN-020-2004
June 14, 2004
Page 3 of 21
-------------------------------


     On December 2, 2001, Enron filed to initiate bankruptcy proceedings under Chapter 11 of the Bankruptcy Code. PGE is not included in the bankruptcy, but the common stock of PGE held by Enron is part of the bankruptcy estate. Enron has filed its proposed Chapter 11 plan (the Chapter 11 Plan) and related disclosure statement (the "Disclosure Statement") with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Chapter 11 Plan and Disclosure Statement, as amended, provide information about the assets that are in the bankruptcy estate, including the common stock of PGE, and how those assets will be distributed to creditors. The Chapter 11 Plan and the Disclosure Statement are available at the Bankruptcy Court's website at www.nvsb.uscourts.gov, and at the website maintained at the direction of the Bankruptcy Court at www.elaw4enron.com.

     The Transaction involves the sale of PGE common stock by Enron to OEUC in exchange for a cash payment at closing. The transaction is valued at approximately $2.35 billion, including the assumption of debt projected to total approximately $1.1 billion at closing. The Transaction will be accomplished in accordance with a Stock Purchase Agreement dated November 18, 2003, by and between Enron and OEUC (the "Stock Purchase Agreement"). Enclosure (1).

     Although PGE is not a debtor in the Enron bankruptcy, PGE's common stock is an asset of the Enron bankruptcy estate. Accordingly, the Transaction has been reviewed and approved by the Bankruptcy Court overseeing the Enron bankruptcy. The Bankruptcy Court's February 5, 2004 Order approving the Transaction is included as Enclosure (2) to this Application.

Enclosure to VPN-020-2004
June 14, 2004
Page 4 of 21
-------------------------------


     Upon completion of the Transaction, PGE's status as a regulated public electric utility in the State of Oregon will not change. PGE's name will not change, PGE's headquarters will remain in Portland, Oregon, and PGE's current management team will continue to operate the utility on a day-to-day basis. PGE will continue to be an NRC licensee of the TNP and the Trojan ISFSI and no direct transfer of the TNP possession-only license or the ISFSI license will result from the purchase. Control of the Part 50 possession-only license for the TNP and Part 72 license for the Trojan ISFSI now held by PGE and its co-owners will remain with PGE and the same co-owners, and will not be affected by the Transaction.\3

     Approval of the Transaction's indirect transfer of the licenses is desirable for several reasons. The acquisition of PGE's stock by OEUC is expected to enhance the financial stability of PGE by removing PGE's stock from Enron's bankruptcy estate. In addition, the purchase will result in a return to stability through certainty of ownership by strong and unified shareholders. OEUC plans to invest in PGE's future through reinvestment in the utility's infrastructure and by reinforcing management's efforts to achieve best-in-class performance and financial discipline. Also, the Transaction will result in a simple and transparent operating structure and a new PGE Board of Directors that will include seasoned national business and utility industry leaders.

 III. GENERAL INFORMATION REGARDING INDIRECT TRANSFEREE

     The information required to be included in an application for the transfer of a license pursuant to 10 C.F.R. ss.ss. 50.80 and 72.50 is set forth below. This information demonstrates that

-----------------------
3 The co-owners of the TNP are PGE, which owns 67.5 percent; PacifiCorp, which owns 2.5 percent; and City of Eugene through Eugene Water and Electric Board, which owns 30 percent.

Enclosure to VPN-020-2004
June 14, 2004
Page 5 of 21
-------------------------------


the requested indirect transfers comply with the requirements of the AEA and applicable NRC regulations.

  A. Name and Address

          The name and registered office of the indirect transferee are:

               Oregon Electric Utility Company, LLC
               c/o SW&W Legal Services, Inc.
               1211 SW Fifth Avenue, Suites 1600-1800
               Portland, Oregon 97204

          Enclosure (3) identifies the current members of OEUC and its principal officers and directors.

  B. Description of Business

     OEUC is an Oregon Limited Liability Company formed in 2003 for the sole purpose of holding the common stock of PGE. OEUC will be principally engaged in managing the business interests of PGE.

  C. Organization and Management

     At closing, three classes of parties will hold ownership and/or control interests in OEUC: (1) the Managing Member LLC ("Managing Member"), a limited liability company that will hold an approximately 0.5 percent ownership interest and 95 percent of the voting rights in OEUC; (2) two limited partnerships, TPG Partners III, L.P. ("TPG Partners III") and TPG Partners IV, L.P. ("TPG Partners IV") (collectively, the "TPG Partners"), which will hold a 79.9 percent ownership interest and 5 percent of the voting rights in OEUC; and (3) two passive investors, the Bill & Melinda Gates Foundation (the "Gates Foundation") and OCM Principal Opportunities Fund III, L.P. ("OCM"), a limited partnership. The passive investors will

Enclosure to VPN-020-2004
June 14, 2004
Page 6 of 21
-------------------------------


collectively hold a 19.6 percent ownership interest in OEUC and have no voting rights. See discussion below and Enclosure (4) hereto, the Term Sheet for the Transaction, for additional details. A chart of the ownership structure of OEUC is attached as Enclosure (5).

     Although the Managing Member will initially hold 95 percent of the voting control, such control will be subject to certain consent rights to be held by the TPG Partners. The list of consent rights is attached as Exhibit 1 to Enclosure (4). In addition, if Congress repeals the Public Utility Holding Company Act of 1935 ("PUHCA"), the voting interests to be held by the Managing Member and the TPG Partners in OEUC will be adjusted to reflect their respective equity holdings (not taking into account the equity held by the passive investors), so that the Managing Member's voting rights will be reduced to 0.6 percent and the combined voting rights of TPG Partners will be increased to 99.4 percent.\4

     (1)  The Managing Member LLC

     The Managing Member is a closely held corporation, with currently two shareholders ("members"): (1) Seattle native Gerald ("Jerry") Grinstein, currently the CEO of Delta Airlines, Inc. and the former CEO of Burlington Northern, Inc., who has worked with Oregon governmental agencies on issues ranging from economic development to light rail transit; and (2) Tom Walsh, a Portland builder of affordable housing and the former General Manager of the Tri-County Metropolitan Transportation District of Oregon. These individuals, both U.S. citizens, will serve as members of the PGE Board of Directors. Prior to the closing of the transaction, additional members may be admitted as members of the Managing Member, and

-----------------------
4 For the reasons set forth in this Application, the realignment of voting rights that would occur in the event PUHCA is repealed would have no effect on PGE's operations or the qualifications of OEUC as PGE's corporate parent.

Enclosure to VPN-020-2004
June 14, 2004
Page 7 of 21
-------------------------------


following the closing, additional members may be admitted as members of the Managing Member with the prior written consent of the TPG Members. All such members will be U.S. citizens.

     (2)  The TPG Partners

     The TPG Partners will collectively exercise 5 percent of the voting membership interests in OEUC. The exact apportioning of investment between TPG Partners III and TPG Partners IV will not be known until the closing. Together, the TPG Partners will provide approximately 79.9 percent of the equity capital necessary for OEUC to acquire PGE.

     The TPG Partners are limited partnerships. Each partnership is managed by its General Partner, with the Limited Partners being passive investors. The General Partners for TPG Partners III and TPG Partners IV are, respectively, TPG Advisors III, Inc. and TPG Advisors IV, Inc., each a Delaware closely-held corporation.

     Both TPG Advisors III, Inc. and TPG Advisors IV, Inc. are controlled by the Texas Pacific Group ("TPG"), which is one of America's leading private equity management firms. TPG manages investments on behalf of many of the country's largest public and private pension funds, university endowments, and other investors. For example, the Oregon Public Employees Retirement Fund ("OPERS") has invested with TPG since the firm's inception in 1993 and is the single largest investor in TPG-managed funds.

     TPG has significant experience in investing in companies across a variety of industries, including airlines, financial services, technology, and healthcare. Its current portfolio consists of approximately 30 companies, which collectively employ approximately 250,000 employees and

Enclosure to VPN-020-2004
June 14, 2004
Page 8 of 21
-------------------------------

generate combined revenues of $36 billion in 2003. A summary description of TPG's business activities is provided in Enclosure (6).

     TPG will contribute two members to the PGE board representing TPG Partners III and TPG Partners IV. These board members, Messrs. David Bonderman and Kelvin Davis, are both TPG principals.\5 Their backgrounds are as follows:

     Mr. Bonderman, a U.S. citizen, is a founder of TPG and serves as a principal and general partner of the firm. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of Robert M. Bass Group, Inc. ("RMBG", now doing business as Keystone, Inc.), the investment arm of the Robert Bass family that is located in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy, and antitrust litigation. Mr. Bonderman has served on the boards of numerous public and private companies, including Continental Airlines, Washington Mutual Savings Bank, Denbury Resources, and Seagate Technology, among many others. He also serves on the Boards of the Wilderness Society, the Grand Canyon Trust, the World Wildlife Fund, and the American Himalayan Foundation.

     Mr. Davis, a U.S. citizen, is a partner at TPG focusing on investments in the electric power sector and various other industries. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate investment firm. He also has served as a principal of RMB Realty, Inc., the real estate investment vehicle of the Robert M. Bass family, and he has worked for Goldman, Sachs & Co.,

-----------------------
5 The resources of TPG's other principals and professionals, as well as its informal network of advisory professionals, will also be available to help the PGE Board at no cost to PGE.

Enclosure to VPN-020-2004
June 14, 2004
Page 9 of 21
-------------------------------


an investment bank, and the Trammel Crow Company, a real estate firm. Mr. Davis has served on the board of directors of two publicly traded companies and several private companies, including Kraton Polymers LLC, Hotwire, Inc., DS Waters, L.P., Crestline Hotels and Resorts, and Franchise Finance Corporation of America, among others.

     (3)  The Passive Investors

     The two passive investors in OEUC will contribute approximately 19.6 percent of the equity that OEUC requires to complete the Transaction, but they will have no management or voting rights or any right to seats on the OEUC or PGE Boards of Directors. Accordingly, they will have no influence over the policies and actions of OEUC or PGE. The Gates Foundation is a Seattle-based charity with an endowment of approximately $24 billion. The Gates Foundation's endowment is invested in a diversified portfolio, part of which is directed to making private investments. The Gates Foundation is a long-term investor, and its assets and the return on its assets are used solely to fund its operations and charitable activities and grants. The Gates Foundation is expected to acquire a 9.8 percent ownership interest in OEUC.

     OCM is a private equity fund with in excess of $1 billion in committed capital. It is organized as a limited partnership managed by its General Partner, Oaktree Capital Management, LLC ("Oaktree"). Through its private equity funds, Oaktree makes long-term investments across a variety of sectors. In particular, Oaktree has made numerous prior private equity investments in the energy and power sector. Founded in 1995, Oaktree is a private investment firm with over $27 billion committed to its management. OPERS has been an investor in Oaktree's various funds since 1995 and is an investor in the OCM Principals Opportunity Fund III, L.P. OCM is expected to acquire a 9.8 percent ownership interest in OEUC.

Enclosure to VPN-020-2004
June 14, 2004
Page 10 of 21
-------------------------------


 IV. INFORMATION ON NRC REGULATORY ISSUES

  A. Technical Qualifications

     There will be no changes to the management or operation of TNP or the Trojan ISFSI as a result of the Transaction. PGE will remain the licensee with exclusive authority to take appropriate actions regarding TNP and the Trojan ISFSI in accordance with the NRC licenses and applicable laws and regulatory requirements. PGE will continue to have sole authority to make all decisions to protect public health and safety, as required by the licenses and applicable laws and regulations.

     Specifically, the TNP Decommissioning Plan approved by the NRC on April 15, 1996, describes the TNP organization in place to decommission the TNP, including key TNP management positions and other personnel utilized to perform technical and administrative tasks required during TNP decommissioning. The Trojan ISFSI Safety Analysis Report ("SAR"), as approved by the Commission and revised in accordance with 10 CFR ss. 72.48 from time to time, describes the Trojan ISFSI organization in place to operate and decommission the Trojan ISFSI, including key Trojan ISFSI management positions and other personnel utilized to perform technical and administrative tasks required during Trojan ISFSI operations and decommissioning. The purchase of PGE's stock by OEUC does not change the TNP Decommissioning Plan or Trojan ISFSI SAR, nor does it involve any plan to change any of the individuals assigned to the key management or technical and administrative positions at the TNP or the Trojan ISFSI.

     The Transaction therefore will not adversely affect the management of PGE's activities licensed by the NRC. After the Transaction, PGE will continue as one of the holders of the NRC

Enclosure to VPN-020-2004
June 14, 2004
Page 11 of 21
-------------------------------


licenses for TNP and the Trojan ISFSI, and the operator of the TNP and the Trojan ISFSI. Individuals assigned to the key management or technical and administrative positions at the TNP and the Trojan ISFSI will not change as a result of the closing of the Transaction.

     PGE's executive officer team will continue to include Peggy Fowler, who has been PGE's President and Chief Executive Officer since April 2000. She joined PGE in 1974 and has held various management positions at the company including Vice President of Hydroelectric and Substation Operations, and Vice President of Power Production. It is anticipated that she will continue to be responsible for PGE's generating plants, as well as the TNP and Trojan ISFSL Stephen Quennoz, currently PGE's Vice President, Generation, has been the PGE officer directly responsible for NRC licensed activities at Trojan since 1994. After closing, he will continue to be the PGE officer directly responsible for NRC licensed activities, including the management of the TNP decommissioning and Trojan ISFSI.

  B. Financial Qualifications

     On April 15, 1996, the Commission issued its order approving the TNP Decommissioning Plan and authorizing decommissioning of the TNP. As described in the TNP Decommissioning Plan,\6 each TNP co-owner separately collects and assures the availability of funds for decommissioning, which includes the operation and subsequent decommissioning of the Trojan ISFSL PGE's funds are collected through rates and deposited to an external trust fund. The Commission's order approving the TNP Decommissioning Plan was based, among

-----------------------
6 The TNP Decommissioning Plan has since been revised to incorporate the TNP License Termination Plan that was approved by the NRC on February 12, 2001, and the TNP Defueled Safety Analysis Report. The revised document, PGE-1061, "Trojan Nuclear Plant Defueled Safety Analysis Report and License Termination Plan (PGE-1078)," is hereafter referred to as the TNP Decommissioning Plan.

Enclosure to VPN-020-2004
June 14, 2004
Page 12 of 21
-------------------------------


other things, on the NRC Staff's review of the TNP Decommissioning Plan issued December 18, 1995, and the NRC's December 1995 Safety Evaluation Report ("SER") for the decommissioning of TNP. Section 10 of the SER, "Financial Assurance," documented the NRC's review of the TNP co-owners' plans to assure that decommissioning funds will be available in the amount and at the time needed. The conclusion was reached in Subsection 10.3 that:

               ...this plan complies with the relevant provisions of 10 CFR
               50.75 and 50.82 and, therefore, the plan offers reasonable assurance that funds will be available to decommission TNP in a manner that protects the public health and safety.

     The planned acquisition of PGE common stock does not change the basis for this conclusion. This conclusion was based in part on the NRC Staff's finding that the OPUC currently allows PGE to collect decommissioning costs from electric rates charged to customers, and on requirements consistent with NRC regulations (and documented in the TNP Decommissioning Plan) that PGE must meet in order to provide financial assurance for radiological decommissioning. In its Order No. 95-322, entered March 29, 1995, on Docket UE-88, a copy of which is included as Enclosure (7), the OPUC approved PGE's decommissioning and funding plans for inclusion in the rates. The OPUC stated:

               In this order, we also approve funds to decommission Trojan and to pay for the transition to shutdown. Decommissioning costs are the costs of physically dismantling the plant and packaging and storing the radioactive components and spent fuel. Transition costs are the

Enclosure to VPN-020-2004
June 14, 2004
Page 13 of 21
-------------------------------


               operations and maintenance (O&M) and administrative and general (A&G) costs associated with plant closure.\7

     Further, the Order also noted with respect to the TNP Decommissioning Plan that:

               PGE has submitted a decommissioning plan for approval by the Nuclear Regulatory Commission (NRC). We approve PGE's plan subject to our review and monitoring of costs. There are a great many unknowns as regards decommissioning, and we need to retain the flexibility to modify PGE's plan if circumstances change significantly.\8

     The Transaction will also not change PGE's status as an "electric utility, " as defined in 10 CFR ss. 50.2. As noted above, the Transaction will not alter the recovery by PGE of its operational costs for licensed activities or funding of decommissioning through rates established by the OPUC, and PGE will continue to be an electric utility. Thus, pursuant to 10 CFR 50.33(f), PGE is exempt from further financial qualifications review as an electric utility.

     The required funding assurance for operating and decommissioning of the ISFSI will also continue to be provided and remain unaffected by the Transaction. The TNP Decommissioning Plan, in part via the Trojan ISFSI Safety Analysis Report, also addresses the availability of funds for the operation and subsequent decommissioning of the Trojan ISFSI. This was specifically

-----------------------
7 OPUC Order No. 95-322, entered March 29, 1995, Docket No. UE 88, Page 3. Challenges and litigation are still pending before the OPUC and in state courts, on the OPUC's authority to grant a return on PGE's investment in Trojan under Oregon law. None of the challenges or litigation contests the inclusion of Trojan decommissioning in rates.

8 Id. The OPUC approved new PGE rate schedules via Order No. 01-777, entered August 31, 2001. The new rate schedules do not impact the OPUC approval of PGE's decommissioning and funding plans for inclusion in the rate base as specified in Order No. 95-322. A copy of OPUC Order No. 01-777 is included as Enclosure (8).

Enclosure to VPN-020-2004
June 14, 2004
Page 14 of 21
-------------------------------


addressed in the SER in connection with the NRC's issuance of the Trojan ISFSI license in March 1999. The NRC's SER states in Section 13, "Decommissioning Evaluation,"

               The staff has determined that the financial assurance mechanisms submitted by the applicant are sufficient to provide reasonable assurance that adequate funds will be available to decommission the facility so that the site will ultimately be available for unrestricted use for any private or public purpose. The staff, therefore, concluded that the financial assurance mechanisms in the decommissioning funding plan comply with 10 CFR Part 72.\9

     PGE's implementation of its financial assurance mechanisms as described in the TNP Decommissioning Plan and the Trojan ISFSI Safety Analysis Report, on which this finding was based, has not changed since the NRC issued its SER in March 1999. For the reasons discussed above, OEUC's acquisition of PGE common stock will not adversely affect the availability of funds to carry out licensed activities for the TNP and the Trojan ISFSI.

  C. Foreign Ownership or Control

     Section 103.d of the AEA, 42 U.S.C. ss. 2133.d, prohibits the NRC from issuing a license for a nuclear power plant to "any corporation or other entity if the Commission knows or has reason to believe it is owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government." These foreign ownership and control provisions are implemented in NRC regulations at 10 C.F.R. ss. 50.38. Foreign ownership and control considerations must be addressed in a license application or license transfer application. See 10 C.F.R. ss. 50.33(d)(3).

-----------------------
9 NRC SER accompanying Materials License No. SNM-2509 dated March 31, 1999, Finding F13.3 at Page 13-2.

Enclosure to VPN-020-2004
June 14, 2004
Page 15 of 21
-------------------------------


     Following the proposed indirect license transfers described in this Application, PGE will continue to be the licensed 67.5 percent owner of the TNP and the ISFSI. The owner of PGE's stock, OEUC, will be a U.S. company. As will be seen, the management and control of OEUC will remain 100 percent in the hands of U.S. citizens; U.S. citizens will also own the majority of the ownership interests in all entities that will acquire ownership rights in OEUC (and, indirectly, in PGE).

     (a)  Ownership

     Upon closing of the Transaction, OEUC will appoint a new board of directors of PGE with considerable business expertise and prominent local representation. The proposed PGE board will include 10-14 members, including Tom Walsh, Gerald Grinstein, David Bonderman, Kelvin Davis, Peggy Fowler (PGE's CEO), and other to-be-determined experienced energy industry and business executives. Although the members of the new PGE board of directors have not yet been fully selected, a majority of the members will at all times be U.S. citizens.

     As discussed above, three separate groups of investors will, directly or indirectly, hold ownership interests in OEUC: the local owners that comprise the Managing Member; the TPG Partners III and TPG Partners IV limited partnerships; and two passive investors, the Gates Foundation and the OCM limited partnership. Each of these three groups is independent of each other group (although as described above, the TPG Partners are affiliates of one another).

     The local owners are all U.S. citizens.

     The TPG Partners III and TPG Partners IV are limited partnerships, whose general partners (TPG Advisors III, Inc. and TPG Advisors IV, Inc., respectively) are Delaware corporations controlled by U.S. citizens. The limited partners of these two partnerships include a

Enclosure to VPN-020-2004
June 14, 2004
Page 16 of 21
-------------------------------


number of domestic and foreign investors; while the identity and percent ownership of these investors may change over time, it is not envisioned that foreign investors will ever hold, in the aggregate, a majority ownership interest in either partnership.\10

     The Gates Foundation is a domestic entity.

     The OCM limited partnership is expected to include both domestic and some foreign investors, as described above, and the identity and percent ownership of these investors may change over time. However, it is not envisioned that foreign investors will ever hold, in the aggregate, a majority ownership interest in OCM.\11 In any event, as noted above, OCM limited partnership is a passive investor and will have no management or voting rights or any rights to seats on the OEUC or PGE Boards of Directors.

     In short, all the entities that will hold ownership interests in OEUC are U.S. entities and none of them will have majority ownership participation by foreign nationals.

     (b)  Control

     Management and control of the business affairs of OEUC will be exercised by the Managing Member, which will hold 95 percent of the voting stock of the company. The two members of the Managing Member (Messrs. Grinstein and Walsh) are both U.S. citizens.

     The limited partnerships TPG Partners III and TPG Partners IV hold 5 percent of the voting stock of OEUC and retain certain management rights, including consent rights over specified actions of OEUC and the right under some circumstances to remove members of the Managing Member. See Enclosure (4) hereto. The management and control rights of the limited

-----------------------
10 The current foreign investor percent interests in TPG Partners III and TPG Partners IV are, respectively, less than 15 percent and less than 25 percent.

11 The current foreign investor percent interests in OCM is approximately 12.5 percent.

Enclosure to VPN-020-2004
June 14, 2004
Page 17 of 21
-------------------------------


partnerships are exercised solely by their general partners, which are Delaware corporations controlled by three U.S. citizens, Messrs. David Bonderman, James Coulter, and William Price. The limited partners (both domestic and foreign) who invest in these partnerships, have no authority, discretion or voting rights concerning the business operations of OEUC. Likewise, the passive investors (the Gates Foundation and the OCM limited partnership) have no management or control rights over OEUC.

     If Congress repeals the PUHCA, the voting interests of Managing Member, TPG Partners III and TPG Partners IV will be readjusted to reflect their proportional ownership shares in OEUC. Such a readjustment will not affect the management and control of the business of OEUC for foreign ownership and control purposes, since in any case the company will be under the control of either (a) the members of the Managing Member or (b) the individuals who control the genera] partners of the TPG Partners III and IV limited partnerships, all of whom are U.S. citizens.

     For these reasons, OEUC will not be owned, controlled or dominated by any foreign entity and the NRC can and should conclude that the proposed indirect transfer of the licenses for the TNP and the Trojan ISFSI will not result in foreign ownership and control of the licenses and will not be inimical to the common defense and security of the United States.

  D. Antitrust Review

     The NRC has determined that antitrust reviews of post-operating license transfer applications are neither required nor authorized by the AEA, and therefore no antitrust information is required in connection with this Application. Final Rule, Antitrust Review

Enclosure to VPN-020-2004
June 14, 2004
Page 18 of 21
-------------------------------


Authority: Clarification, 65 Fed. Reg. 44,649 (July 19, 2000); see also Kansas Gas and Electric Co. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (June 18, 1999).

  E. Restricted Data and Classified Nuclear Security Information

     This Application does not contain any Restricted Data or other classified defense information, and it is not expected that any such information will become involved in the continued operation of TNP or the Trojan ISFSI. As provided in 10 C.F.R. ss. 50.37, PGE and OEUC will not permit any individual to have access to Restricted Data or National Security Information until the individual has been approved for such access under the provisions of 10 C.F.R.
Part 25.

  F. Environmental Considerations

     The stock purchase meets the categorical exclusion set forth in 10 CFR 51.22(c)(21). Therefore, pursuant to 10 CFR 51.22(b), no environmental impact statement or environmental assessment is required.

  V.  OTHER REGULATORY APPROVALS

     The principal regulatory approvals needed to complete the proposed Transaction are as follows:

     As noted above, PGE's utility operations are subject to regulation by the OPUC, and thus completion of the Transaction will require OPUC approval of the transfer of the shares in PGE under ORS 757.511. See OPUC application, Enclosure
(9). The Transaction will also require Federal Energy Regulatory Commission ("FERC") approval of its application for the sale of

Enclosure to VPN-020-2004
June 14, 2004
Page 19 of 21
-------------------------------


jurisdictional assets pursuant to Section 203 of the Federal Power Act. See FERC application, Enclosure (10).

     After the acquisition, OEUC will hold 100 percent of the voting securities of PGE, making it a holding company under PUHCA. The Securities and Exchange Commission ("SEC") has determined that PGE is not an intrastate utility, thus OEUC will have to register under PUHCA, unless it qualifies for an exemption from registration. In addition, Enron and OEUC will jointly file notifications with the Federal Trade Commission and the Department of Justice that are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and applicable rules and regulations, with a goal towards the termination or expiration of the HSR Act waiting period at the earliest possible time after the date of filing.

 VI. SCHEDULE

     PGE and OEUC are seeking to complete the proposed Transaction promptly, consistent with receipt of all required regulatory approvals. The parties anticipate closing as soon as possible during the second half of calendar year 2004. Accordingly, they request that the NRC complete its review and issue the transfer consent expeditiously, with a target date of October 1, 2004. This date would be consistent with the NRC's stated objective of completing uncontested license transfer reviews in three to four months.\12

     PGE and OEUC request and expect that, consistent with past NRC practice, the NRC's consent will be effective immediately upon issuance and will permit the Transaction to be completed at any time within twelve months following the date of issuance of the consent by the

-----------------------
12   See, e.g., 63 Fed. Reg. 66,721, 66,727 col. 3 (Dec. 3 1998).

Enclosure to VPN-020-2004
June 14, 2004
Page 20 of 21
-------------------------------


NRC, subject to extension for good cause shown. The parties will inform the NRC of any significant changes in the schedule.

VII. CONCLUSIONS

     For the foregoing reasons, the proposed indirect license transfers will not: (1) have any adverse impact on the decommissioning of the TNP or on the Trojan ISFSI; (2) affect the managerial, technical or financial qualifications of PGE under its licenses; (3) result in foreign ownership, control or domination over any NRC licensee; or (4) require any additional NRC reviews. In conclusion, the proposed transfers will not be inimical to the common defense and security or result in any undue risk to public health and safety, and will be consistent with the requirements of the AEA and the NRC regulations.

     Accordingly, and based on the foregoing information, PGE and OEUC respectfully request that the NRC issue an Order approving the indirect transfer of PGE's licenses for the TNP and the Trojan ISFSI to OEUC. PGE will notify the NRC upon completion of OEUC's acquisition of the common stock of PGE.

Enclosure to VPN-020-2004
June 14, 2004
Page 21 of 21
-------------------------------


     Enclosures:
     ----------

(1)  Stock Purchase Agreement dated November 18, 2003

(2) U.S. Bankruptcy Court's Order dated February 5, 2004, approving the terms and conditions of the Stock Purchase Agreement

(3) Names, addresses, and citizenship of the current members and principal officers and directors of OEUC

(4)  Term Sheet, including list of consent rights

(5)  Chart of ownership structure of OEUC

(6)  Business Activities of TPG

(7)  OPUC Order No. 95-322, entered March 29, 1995 in Docket UE 88

(8)  OPUC Order No. 01-777, entered August 31, 2001 in Docket UE 115

(9) Application for approval by the Oregon Public Utility Commission dated March 8, 2004, OPUC Docket No. UM 1121

(10) Application for approval by the Federal Energy Regulatory Commission dated April 6, 2004, FERC Docket No. EC04-90

PGE     Portland General Electric Company
        Trojan Nuclear Plant
        71760 Columbia River Hwy
        Rainier, OR 97048
        (503) 556-3713

                                                    September 29, 2004

                                                    VPN-044-2004

                                                    Trojan Nuclear Plant/ISFSI
                                                    Docket Nos. 50-344/72-17
                                                    License Nos. NTPF-1/SNM-2509

                                                    10 CFR ss. 50.80
                                                    10 CFR ss. 72.50


ATTN:  Document Control Desk
U. S. Nuclear Regulatory Commission
Washington, DC 20555-0001

ATTN:  Document Control Desk
Director, Spent Fuel Project Office
Office of Nuclear Material Safety and Safeguards
U. S. Nuclear Regulatory Commission
Washington, DC 20555-0001

               Supplemental Information in Support of Application
               --------------------------------------------------
              for Consent to Indirect Transfer of Facility Licenses
              -----------------------------------------------------

     This letter provides supplemental information in support of Portland General Electric Company's ("PGE") "Application for Consent to Indirect Transfer of Facility Licenses" ("Application"), submitted to the Nuclear Regulatory Commission ("NRC") by PGE on its own behalf and that of Oregon Electric Utility Company, LLC ("OEUC"), via PGE Letter VPN-020-2004 dated June 14, 2004. Specifically, this letter informs the NRC of a change in the identities of certain individual members of one of the entities that will own OEUC, and of a de minimis (approximately 0.17 percent) change in the equity ownership distribution of OEUC. These changes will not: (1) have any adverse impact on the decommissioning of the TNP or on the Trojan ISFSI; (2) affect the managerial, technical or financial qualifications of PGE under its licenses; (3) result in foreign ownership, control or domination over any NRC licensee; or (4) require any additional NRC reviews (e.g., antitrust review). Therefore, as stated in the Application, the proposed transfers will not be inimical to the common defense and security or



                   Connecting People, Power and Possibilities

VPN-044-2004
September 29, 2004
Page 2 of 5
------------------


result in any undue risk to public health and safety, and will be consistent with the requirements of the Atomic Energy Act (AEA) and the NRC regulations.

     The new information in question concerns the identity of the individuals that comprise Managing Member, LLC ("Managing Member"), as well as the membership of the OEUC and PGE Boards of Directors. As stated in the Application, "three separate groups of investors will, directly or indirectly, hold ownership interests in OEUC: the local owners that comprise the Managing Member; the TPG Partners III and TPG Partners IV limited partnerships; and two passive investors, the Gates Foundation and the OCM limited partnership." The Application further states that "[u]pon closing of the Transaction, OEUC will appoint a new board of directors of PGE..., [and that] a majority of the members will at all times be U.S. citizens.... The local owners are all U.S. citizens."

     Consistent with PGE's June 14, 2004, Application to the NRC as cited above, OEUC announced on July 8, 2004, the names of seven additional directors who will join David Bonderman, Kelvin Davis, Peggy Fowler, Gerald Grinstein, and Tom Walsh on the Board of Directors of PGE upon approval of the Transaction. They are:

     o    Peter O. Kohler, M.D. - President, Oregon Health & Science University

     o Kirby Dyess - former Corporate Vice President and Director of Operations, Intel Capital; Principal, Austin Capital Management

     o Maria Eitel - Vice President and Senior Advisor for Corporate Responsibility, Nike Inc.; President, Nike Foundation

     o Jerry Jackson - former senior utility executive at Entergy Corporation; Of Counsel, Skadden, Arps, Slate, Meagher & Flom, LLP

     o    Duane McDougall - former President and CEO, Willamette Industries,
          Inc.

     o    Robert Miller - Chairman, Rite Aid Corp.; former CEO, Fred Meyer, Inc.

     o    M. Lee Pelton, Ph.D. - President, Willamette University

VPN-044-2004
September 29, 2004
Page 3 of 5
------------------


     Dr. Kohler will serve as Chairman of the PGE Board of Directors. Consistent with the commitment in the Application that "a majority of the members [of the PGE Board of Directors] will at all times be U.S. citizens," all the new members of the PGE Board of Directors are U.S. citizens.

     Dr. Kohler and Messrs. McDougall and Miller will also become members of Managing Member (i.e., will become "local owners"). With these additions, there will be five members in Managing Member: Dr. Kohler and Messrs. Grinstein, McDougall, Miller, and Walsh. Consistent with the commitment in the Application that "[t]he local owners are all U.S. citizens," all five of the local owners are U.S. citizens. All five will serve on the OEUC Board of Directors, as will Mr. Davis. A revised description of the names, addresses, and citizenship of the OEUC Board of Directors is provided as Enclosure (1) to this letter, which replaces in its entirety Enclosure (3) to the Application submitted to the NRC on June 14, 2004.

     The above changes will not materially impact the structure of Managing Member or its relationships to OEUC and PGE. The new members of Managing Member will participate on substantially the same terms and conditions as described in the Application for Gerald Grinstein and Tom Walsh. The only changes to Managing Member will be the addition of the new local owners as investors in Managing Member, and an increase in the total amount invested in Managing Member from approximately $2.5 million to approximately $3.5 million. With each of the five local owners investing their personal funds in OEUC through investments in Managing Member, the local owners collectively will own approximately 0.67 percent of the economic interest in OEUC. The TPG Partners III and TPG Partners IV limited partnerships will own approximately 79.90 percent of the economic interest in OEUC, and the Passive Investors will own approximately 19.43 percent of the economic interest in OEUC. A revised chart of the ownership structure of OEUC is provided as Enclosure (2) to this letter, which replaces in its entirety Enclosure (5) to the Application submitted to the NRC on June 14, 2004. There will be no changes to voting control of OEUC as set out in the Application.

VPN-044-2004
September 29, 2004
Page 4 of 5
------------------


     Based on the above, this Supplement to the Application does not materially impact the conclusions reached in and supported by the Application. Further, given the nature of the supplemental information provided herein, the schedule for completion of the proposed Transaction is not anticipated to be affected. Specifically, as stated in the Application, the parties anticipate closing as soon as possible during the second half of calendar year 2004. Accordingly, the target date requested in the Application for the NRC to complete its review and issue the transfer is unchanged by this Supplement.

     For purposes of answering questions concerning the information provided in this letter, please contact Douglas R. Nichols, General Counsel, Portland General Electric Company, Suite 1700, 121 SW Salmon St. Portland, OR 97204 (phone number 503-464-8402). Service of any comments, hearing requests, intervention petitions, or other filings should also be made to: Samuel Behrends IV, LeBoeuf, Lamb, Greene & McRae, 1875 Connecticut Ave., N.W., Suite 1200, Washington, DC 20009 (sbehrend@llgm.com) and Jay E. Silberg, Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037 (JaySilberg@shawpittman.com).

                                            Sincerely,

                                            /s/ Stephen M. Quennoz

                                            Stephen M. Quennoz
                                            Vice President, Generation
Enclosures:

(1) Names, addresses, and citizenship of the current members and principal officers and directors of OEUC [replaces Enclosure (3) to VPN-020-2004 dated June 14, 2004]

(2) Chart of ownership structure of OEUC [replaces Enclosure (5) to VPN-020-2004 dated June 14, 2004]

cc:     J. T. Buckley, NRC, NMSS
        C. M. Regan, NRC, NMSS, SFPO
        Director, DNMS, NRC Region IV
        David Stewart-Smith, ODOE

VPN-044-2004
September 29, 2004
Page 5 of 5
------------------


        Richard A. Ekleberry, TPG Partners III, L.P.
        Mitch Taylor, Enron Corp.
        David Koogler, Enron Corp.
        Owners Committee Representatives of BPA, PacifiCorp, and EWEB Michael L. Ryan, Cleary, Gottlieb, Steen & Hamilton
        David Leinwand, Cleary, Gottlieb, Steen & Hamilton
        Brian P. Leitch, Arnold & Porter
        Jay Tabor, Weil, Gotshal & Manges LLP
        Michael M. Morgan, Tonkon Torp

                          ENCLOSURE (1) TO VPN-044-2004

          NAMES, ADDRESSES, AND CITIZENSHIP OF THE CURRENT MEMBERS AND

                    PRINCIPAL OFFICERS AND DIRECTORS OF OEUC

          [Replaces Enclosure (3) To VPN-020-2004 dated June 14, 2004]

                          Members, Directors, Officers

1. Members. At the Closing, the equity interests in OEUC are expected to be held by the following members:

         Name                                 Address                       Citizenship
-------------------------           --------------------------        -------------------------
Managing Member, LLC                1211 SW Fifth Avenue              U.S.
                                    Suites 1600-1800
                                    Portland, Oregon 97204

TPG Partners III, L.P. (and         301 Commerce Street               U.S.
certain related funds)              Suite 3300
                                    Fort Worth, Texas 76102

TPG Partners IV, L.P. (and          301 Commerce Street               U.S.
certain related funds)              Suite 3300
                                    Fort Worth, Texas 76102

OCM Principal                       333 South Grand Avenue,           U.S.
Opportunities Fund III,             28th Floor
L.P.                                Los Angeles, California 90071

The Bill & Melinda Gates            2365 Carillon Point               U.S.
Foundation                          Kirkland, Washington 98033


2. Directors. At the Closing, the board of directors of OEUC is expected to be composed as follows:

         Name                                 Address                       Citizenship
-------------------------           --------------------------        -------------------------
Gerald Grinstein                    1000 Second Avenue, Suite 3700    U.S.
                                    Seattle, WA 98104

Thomas J. Walsh                     Tom Walsh & Co.                   U.S.
                                    1100 NW Glisan, Suite 300
                                    Portland, OR 97209


                                     1 of 2

         Name                                 Address                       Citizenship
-------------------------           --------------------------        -------------------------
Kelvin L. Davis                     345 California Street             U.S.
                                    Suite 3300
                                    San Francisco, CA 94104

Dr. Peter O. Kohler, M.D.           3181 SW Sam Jackson Road          U.S.
                                    Portland, Oregon 97239

Robert Miller                       1881 SW Naito Pkwy.               U.S.
                                    Suite 250
                                    Portland, Oregon 97201

Duane C. McDougall                  876 North Shore Rd.               U.S.
                                    Lake Oswego, Oregon 97034


3. Officers. Currently, Richard P. Schifter and Thad Miller have been appointed as officers of OEUC, and it is expected that each would resign effective as of the Closing. Following the Closing, it is expected that Peggy Y. Fowler and James J. Piro would be appointed as officers of OEUC. In addition, the board of directors of OEUC would be authorized to appoint additional officers of OEUC, and it is expected that any such officers appointed would be citizens of the United States.

         Name                                 Address                       Citizenship
-------------------------           --------------------------        -------------------------
Richard P. Schifter                 1133 Connecticut Ave., NW         U.S.
(Manager)                           Suite 700
                                    Washington, DC 20036

Thad Miller                         222 SW Columbia Street            U.S.
(General Counsel)                   Suite 1850
                                    Portland, Oregon 97201

Peggy Y. Fowler                     121 SW Salmon Street              U.S.
(Chief Executive Officer)           Portland, OR 97204

James J. Piro                       121 SW Salmon Street              U.S.
(Chief Financial Officer)           Portland, OR 97204


                                     2 OF 2

                          ENCLOSURE (2) TO VPN-044-2004

                      CHART OF OWNERSHIP STRUCTURE OF OEUC

          [Replaces Enclosure (5) to VPN-020-2004 dated June 14, 2004]


                                           OEUC Structure


                                    -----------------------   ------------------------
 Kohler     McDougall      Miller   |TPG Partners IV, L.P.|   |TPG Partners III, L.P.|
  \              |              /   | and related funds   |   |   and related funds  |
   \ Grinstein   |    Walsh    /    -----------------------   ------------------------
     \    \      |     /     /             \     TPG III and TPG IV    /        -----------------------
      \    \     |    /     /               \    in aggregate:        /         | Bill & Melinda Gates |
       \    \    |   /     /                 \                       /          |      Foundation      |
        \    \   |  /     /                   \  Voting: 5%         /          /-----------------------
     -----------------------                   \ Economic: ~79.9%  /          / Passive Investors
     |                     |\                   \                 /          /  in aggregate:
     | Managing Member LLC |   \                 \               /          /
     |                     |      \               \             /          /    Voting: 0%
     -----------------------         \         ----------------------------     Economic:
                                        \      |     Oregon Electric      |     ~19.43%      ---------------------
                        Voting: 95%       \    |    Utility Company, LLC  |------------------| OCM Opportunities |
                        Economic: ~0.67%     \ |                          |                  |    Fund III, L.P. |
                                               ----------------------------                  ---------------------

